Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES 2004 EARNINGS

BIRMINGHAM, Alabama (February 8, 2005) Protective Life Corporation (NYSE: PL) today reported results for 2004. Highlights include:

o	For the year, net income increased 7.5% to a record $3.30 per diluted share, compared to $3.07 per share in 2003. Net income for the fourth quarter was $0.80 per diluted share compared to $0.95 per share for the same period last year. The current quarter’s net income did not include any net realized investment gains, compared to $0.18 per share one year ago. Net income for 2004 included a cumulative change in accounting principle charge of $0.22 per diluted share arising from the adoption of SOP 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts”. The increase of $0.08 per diluted share from the $0.14 per diluted share as reported in the first quarter of 2004 is attributable to the implementation of the Technical Practice Aid (“TPA”) in the fourth quarter of 2004. Excluding the cumulative change in accounting principle charge, net income increased 14.7% to $3.52 per diluted share in 2004.

o	Operating income increased 19.0% to a record $3.32 per diluted share compared to $2.79 per share in 2003. Operating income for the fourth quarter was $0.80 per diluted share, compared to $0.77 per share in the fourth quarter of 2003. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $253.2 million in 2004, compared to $254.3 million in 2003. Life Insurance sales were $261.7 million in 2004.

o	Pretax operating income in the Annuities segment was $16.5 million compared to $13.4 million in 2003, an increase of 23.1%. Annuity sales were $726.1 million for 2004, an increase of 41.2% over the prior year.

o	The Stable Value Products segment reported record pretax operating income of $53.2 million for 2004, an increase of 36.6% over the prior year and ended the year with account balances of $5.6 billion, and increase of 19.0% over the prior year. During 2004, the segment recorded sales of $1.5 billion under its registered funding agreement-backed notes program.

o	Participating mortgage income increased to $28.8 million in 2004 from $19.3 million in 2003.

o	The run-off residual line reserves were strengthened $6.4 million in the fourth quarter of 2004.

o	As of December 31, 2004, The Company’s assets were $27.2 billion, compared to $24.5 billion at year-end 2003, an increase of 11.0%.

o	As of December 31, 2004, share-owners’ equity per share, excluding other comprehensive income, was $26.93 compared with $24.20 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $31.19 compared with $29.02 a year ago.

o	Net income return on average equity for the twelve months ended December 31, 2004 was 13.3%.

o	At December 31, 2004, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are very pleased with our performance in 2004. For the year, we are reporting a record level of operating and net earnings. Operating income after tax was $236.3 million, an increase of 19.8% over 2003. Operating return on average equity improved to 13.4% for 2004. Results in our Life Marketing operations continued to grow, despite lower life insurance sale during the year from the very strong levels achieved in the prior year. Performance in our Annuity segment improved during the year, as sales of fixed annuities increased substantially over the prior year. The Stable Value segment achieved record levels of earnings for the quarter and for the year due to the success of the registered retail note program and strong spreads. We continue to be pleased with the positive results of the Asset Protection segment, as well as the progress of the underlying trends of the business. As we enter 2005, the life insurance industry faces numerous challenges, including low interest rates, a flattening yield curve, tightening spreads, rising reinsurance costs and regulatory uncertainty. We believe that Protective remains well positioned to address these challenges and continue to achieve solid and consistent growth.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis.

FOURTH QUARTER AND FULL-YEAR CONSOLIDATED RESULTS

($ in thousands; net of income tax)

                                                        4Q2004            4Q2003           2004           2003
                                                       -------           -------         --------       --------

Operating income                                       $57,608           $54,979         $236,250       $197,173
Realized investment gains (losses) and
  related amortization, net of certain
  derivative gains (losses)                               (300)           12,581           14,131         19,877
Change in accounting principle                             ---               ---          (15,801)           ---
                                                       -------           -------         --------       --------
Net Income                                             $57,308           $67,560         $234,580       $217,050
                                                       =======           =======         ========       ========

($ per share; net of income tax)
                                                        4Q2004            4Q2003           2004           2003
                                                        ------           -------          ------         ------

Operating income                                        $0.80           $ 0.77             $3.32          $2.79
Realized investment gains (losses) and
  related amortization, net of certain
  derivative gains (losses)
     Investments                                         0.05             0.02              0.20           0.36
     Derivatives                                        (0.05)            0.16               ---          (0.08)
Change in accounting principle                            ---              ---             (0.22)           ---
                                                        -----            -----             -----          -----
Net Income                                              $0.80            $0.95             $3.30          $3.07
                                                        =====            =====             =====          =====

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

                                                       4Q2004             4Q2003            2004             2003
                                                       -------           -------          --------        --------

LIFE MARKETING                                         $41,881             $42,905         $165,897        $159,157
ACQUISITIONS                                            21,374              23,266           87,300          95,150
ANNUITIES                                                4,671               4,034           16,467          13,373
STABLE VALUE PRODUCTS                                   14,221              10,152           53,159          38,911
ASSET PROTECTION                                         4,680               4,078           19,079          20,193
CORPORATE AND OTHER                                      1,802             (2,502)           21,560         (31,952)
                                                       -------             -------         --------        --------
                                                       $88,629             $81,933         $363,462        $294,832
                                                       =======             =======         ========        ========

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)                                           4Q2004         4Q2003             2004           2003
                                                           -------        --------         --------        --------
Operating income before
  income tax                                               $88,629         $81,933         $363,462        $294,832
Realized investment gains (losses)
     Stable Value Contracts                                    332           2,453           13,225           9,756
     Annuities                                                  55           2,918            9,873          22,733
     Corporate and Other                                     3,514          19,449           24,798          38,125
Settlements on certain interest
   rate swaps
     Corporate and Other                                    (4,309)         (4,782)         (19,222)        (21,087)
Related amortization of deferred policy
   acquisition costs
     Annuities                                                 (55)           (682)          (6,935)        (18,947)
                                                           -------        --------         --------        --------
Income before income tax and
     cumulative effect of change
     in accounting principle                               $88,166        $101,289         $385,201        $325,412
                                                           =======        ========         ========        ========

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) and the related amortization of deferred policy acquisition costs) for the Annuities segment was $19.4 million for 2004 and $17.2 million for 2003, and $4.7 million for the fourth quarter of 2004 and $6.3 million in the prior year’s quarter. Income before income tax for the Stable Value segment was $66.4 million for 2004, compared to $48.7 million for 2003, and $14.6 million for the fourth quarter of 2004 compared to $12.6 million for the fourth quarter of 2003. Income before income tax for the Corporate and Other segment was $27.1 million for 2004 and a loss of $14.9 million for 2003, and income of $1.0 million for the fourth quarter of 2004 and income of $12.2 million for the fourth quarter of 2003.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
                                                            4Q2004         4Q2003            2004            2003
                                                            ------         ------            ----            ----

LIFE MARKETING                                               $74.2           $78.9           $261.7         $289.6
ANNUITIES                                                    296.0            90.1            726.1          514.1
STABLE VALUE PRODUCTS                                        177.4           909.4          1,582.6        1,607.9
ASSET PROTECTION                                             108.8           110.7            460.3          472.4

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Fourth quarter pretax operating for the Life Marketing segment was $41.9 million compared to $42.9 million in the fourth quarter of 2003. For the full year, pretax operating income for the segment increased 4.2% to $165.9 million in 2004 from $159.2 million in 2003. Excluding the $12.3 million reinsurance recovery in 2003, pretax operating income increased 12.9% during the year. The increase for the full year is attributable to growth of business in-force and favorable mortality results partially offset by an unfavorable expense variance due to lower sales in 2004 and the ongoing impact of SOP 03-1. The SOP, which affects the timing of the recognition of earnings on universal life policies, had the effect of reducing pretax operating earnings by approximately $9.0 million.

As expected and previously discussed, life insurance sales moderated somewhat from the unusually strong sales in fourth quarter 2003 and for the full year of 2003. Life insurance sales in the fourth quarter of 2004 and for the full year 2004 were $74.2 million and $261.7 million, respectively. Sales in the fourth quarter of 2004 increased 25.9% over the third quarter of 2004 due to strong universal life sales. During 2004, the independent agent distribution channel grew by 11.4% and sales through stockbrokers grew by 27.2%.

For the full year, mortality experience was $3.8 million better than pricing as compared to $0.6 million worse than pricing in the prior year.

ACQUISITIONS: Pretax operating incoming was $21.4 million for the fourth quarter of 2004, as compared to $23.3 million in the fourth quarter of 2003. Pretax operating income for the full year was $87.3 million compared to $95.2 million in 2003. The decrease is primarily attributable to the run-off of the in-force block. For the full year mortality was $5.4 million better than pricing, $1.5 million better than in 2003.

ANNUITIES: Pretax operating income in the Annuities segment increased to $4.7 million in the fourth quarter of 2004, compared to $4.0 million in the fourth quarter of 2003. For the full year, pretax operating income increased 23.1% to $16.5 million from $13.4 million in 2003.

Total annuity sales were $296.0 million in the fourth quarter of 2004 compared to $90.1 million in the prior year. For the full year, total annuity sales were $726.1 million in 2004 compared to $514.1 million in 2003, an increase of 41.2%. Fixed annuity sales were $212.4 million in the fourth quarter of 2004 compared to $23.8 million in the prior year. Variable annuity sales increased 26.2% to $83.7 million in the fourth quarter of 2004. Year end account balances were $5.7 billion compared to $5.1 billion at year end 2003.

STABLE VALUE PRODUCTS: Pretax operating income in the Stable Value Products segment was $53.2 million for 2004 compared to $38.9 million in 2003, an increase of 36.6%. For the quarter, pretax operating income increased 40.1% over the prior year’s quarter to $14.2 million. Spreads widened to 107 basis points in the fourth quarter of 2004 from 95 basis points in the fourth quarter of 2003. For the full year, spreads widened 11 basis points to 107 basis points. The increase was primarily attributable to lower interest expense as there were some higher cost liabilities that matured during the year. Account balances increased by $886.5 million in 2004 to $5.6 billion.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $4.7 million for the fourth quarter of 2004 compared to $4.1 million in the fourth quarter of 2003. For the full year, pretax operating income was $19.1 million in 2004 compared to $20.2 million in 2003. Included in 2004 and 2003 earnings were gains on the sales of inactive charters of $1.2 million and $6.9 million, respectively.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $1.8 million for the fourth quarter of 2004 compared to a loss of $2.5 million in the prior year. For the full year, pretax operating income was $21.6 million in 2004 compared to a loss of $32.0 million in 2003. Included in the loss for fourth quarter 2003 and for the loss in 2003 were pretax charges of $3.0 million and $28.4 million, respectively, relating to reserve strengthening in the run-off residual value line of business. The run-off residual value line reserves were strengthened $6.4 million and $9.4 million in the fourth quarter of 2004 and for the full year 2004, respectively. Participating mortgage income increased to $28.8 million in 2004 compared to $19.3 million in 2003. Investment income on unallocated capital increased to $72.1 million in 2004 compared to $43.5 million in 2003.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on Wednesday, February 9, 2005 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-894-5910 (international callers 1-785-424-1052) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern February 9 until midnight February 16. The recording may be accessed by calling 1-800-938-1595 (international callers 1-402-220-1544).

The public may listen to a simultaneous webcast of the call on the homepage of the Company’s web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern February 9 until midnight February 16.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) and related amortization of deferred policy acquisition costs (DAC), and the cumulative effect of change in accounting principle. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains (losses) but are considered part of consolidated and segment operating income because the swaps are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per share on a diluted basis as of December 31, 2004)

     Total share-owners' equity per share                                              $31.19
     Less:  Accumulated other comprehensive income per share                             4.26
                                                                                         ----

     Total share-owners' equity per share
     excluding accumulated other comprehensive income                                  $26.93
                                                                                       ======

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2004 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended December 31, 2004, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED DECEMBER 31, 2004

($ in thousands)

Numerator:

                                                              Three Months Ended
                                        -------------------------------------------------------------    Rolling Twelve
                                        March 31,         June 30,       Sept. 30,       Dec. 31,         Months Ended
                                          2004              2004           2004            2004           Dec. 31, 2004
                                          ----              ----           ----            ----           -------------

Net income                               $49,504          $61,295         $66,473          $57,308           $234,580
Net of:
   Realized investment gains
   (losses), net of income tax
     Investments                          10,808             (600)          5,318            2,873             18,399
     Derivatives                           3,304            5,680           4,086             (337)            12,733
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit                 (2,379)            (358)         (1,735)             (35)            (4,507)
Cumulative effect of change
in accounting principle                  (15,801)             - 0 -           - 0 -             -0-           (15,801)
Add back:
   Derivative gains related
   to Corp. debt and investments
    net of income tax                      3,169            3,480           3,044            2,801             12,494
                                         -------          -------         -------          -------           --------
   Operating Income                      $56,741          $60,053         $61,848          $57,608           $236,250
                                         =======          =======         =======          =======           ========

Denominator:
                                                                                                 Share-Owners'
                                                                    Accumulated                 Equity Excluding
                                                                       Other                    Accumulated Other
                                        Share-Owners'              Comprehensive                  Comprehensive
                                            Equity                    Income                         Income
                                       --------------              -------------               -------------------
December 31, 2003                          $2,002,144                   $332,585                  $1,669,559
March 31, 2004                              2,196,492                    485,546                   1,710,946
June 30, 2004                               1,884,869                    121,006                   1,763,863
September 30, 2004                          2,117,109                    294,045                   1,823,064
December 31, 2004                           2,166,327                    296,311                   1,870,016
                                                                                                  ----------
     Total                                                                                        $8,837,448
                                                                                                  ==========
     Average                                                                                      $1,767,490
                                                                                                  ==========
Operating Income Return on Average Equity                                                              13.4%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED DECEMBER 31, 2004

($ in thousands)

Numerator:

       Net income - three months ended March 31, 2004                                        $ 49,504
       Net income - three months ended June 30, 2004                                           61,295
       Net income - three months ended September 30, 2004                                      66,473
       Net income - three months ended December 31, 2004                                       57,308
                                                                                             --------
       Net income - rolling twelve months ended December 31, 2004                            $234,580
                                                                                             ========

Denominator:
                                                                                                 Share-Owners'
                                                                    Accumulated                 Equity Excluding
                                                                       Other                    Accumulated Other
                                        Share-Owners'              Comprehensive                  Comprehensive
                                            Equity                    Income                         Income
                                        --------------            --------------                ------------------
December 31, 2003                          $2,002,144                   $332,585                  $1,669,559
March 31, 2004                              2,196,492                    485,546                   1,710,946
June 30, 2004                               1,884,869                    121,006                   1,763,863
September 30, 2004                          2,117,109                    294,045                   1,823,064
December 31, 2004                           2,166,327                    296,311                   1,870,016
                                                                                                  ----------
     Total                                                                                        $8,837,448
                                                                                                  ==========
Average                                                                                           $1,767,490
                                                                                                  ==========
Net Income Return on Average Equity                                                                   13.3%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461